Exhibit 16.1
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Gately & Associates, LLC
1248 Woodridge Court
Altamonte Springs, FL 32714

May 10, 2005

U. S. Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

Gentlemen:

On May 10, 2005, this Firm received a draft copy of a Form 8-K to be filed by Orsus Xelent Technologies, Inc. (the "Company" formerly known as Universal Flirts Corp.) reporting the dismissal of firm as the Company's independent registered public accounting firm in accordance with the requirements of Item
4.01 - Changes in Registrant's Certifying Public Accountant of Form 8-K.

We have no  disagreements  with the statements  made in the draft Form 8-K, Item
4.01 disclosures provided to us. Our report on December 31, 2004 financial statements did not contain an adverse opinion or a disclaimer of opinion nor was it qualified or modified as to audit scope, accounting principles or uncertainty, except for a going concern opinion expressing substantial doubt about the ability of the Company to continue as a going concern.

Yours truly,


 /s/ J. Gately
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For Gately & Associates, LLC